UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 24, 2010 (May 24, 2010)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

____  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2010, LoJack Corporation (the “Company”) announced that Ronald V. Waters III resigned as Chairman, President and Chief Executive Officer of the Company, effective May 24, 2010, for personal reasons.  Upon the Board of Directors’ acceptance of Mr. Waters’ resignation, the Board elected Richard T. Riley as the Company’s Chairman of the Board, President and Chief Executive Officer.

Effective May 24, 2010, Mr. Riley’s annual base salary will be $575,000 and his annual target bonus opportunity will be 60% of his annual base salary.  Mr. Riley shall receive a retention bonus of $225,000 payable on May 24, 2011.  The Board of Directors approved the grant to Mr. Riley of 200,000 non-qualified stock options, which vest pro rata over a period of three years and have an exercise price equal to the fair market value of Company common stock on the date of grant.  Mr. Riley will also receive 100,000 shares of time based restricted stock, which will vest 100% on the third anniversary of the date of issue.

On May 24, 2010, the Company entered into an agreement with Mr. Waters that provides for his assistance in transitioning his responsibilities and consulting with the Company through December 31, 2010 (the “Post-CEO Period”).  Mr. Waters will receive his annualized current salary of $486,800 during the Post-CEO Period and the Company will continue to pay the portion of Mr. Waters’ prior employer’s group medical and dental benefits that the Company paid during Mr. Waters’ employment with the Company.  Mr. Waters will be entitled to receive a prorated portion of his 2010 bonus for the portion of time actually worked prior to his resignation date, to the extent paid to the Company’s executive officers at such time. Mr. Waters’ current target bonus is annualized at 60% of his annual salary, to be paid in 2011 in accordance with the terms of the Company’s Annual Incentive Plan.  Mr. Waters is subject to a non-solicitation, non-competition covenant for a period of one year after the conclusion of the Post-CEO Period.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of LoJack Corporation dated May 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant) By: /s/ Kathleen P. Lundy Kathleen P. Lundy Vice President and General Counsel

Date: May 24, 2010